EXHIBIT 5.1

July 22, 2005

Peter Kiewit Sons’, Inc.
Kiewit Plaza
Omaha, Nebraska 68131

Re: Form S-8 Registration Statement

Gentlemen:

I am corporate counsel to Peter Kiewit Sons’, Inc., a Delaware corporation (the “Company”), and in such capacity have examined the Registration Statement on Form S-8 to which this opinion is an exhibit, to be filed with the Securities and Exchange Commission on or about July 22, 2005 (the “Registration Statement”). The Registration Statement will register 850,000 shares of the Company’s $.01 par value common stock (the “Common Stock”). In addition, I have made such other examinations and have ascertained or verified to my satisfaction such additional facts as I deem pertinent under the circumstances.

Based on the foregoing, it is my opinion that:

1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

2.

The shares of Common Stock, when issued upon conversion of the Company’s 2001 Convertible Debentures, 2003 Convertible Debentures and 2004 Convertible Debentures as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Michael F. Norton
Michael F. Norton
Corporate Counsel
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